Exhibit 14 AIR PRODUCTS

Commit to integrity:

Code of Conduct

for employees of Air Products and its companies

A guide to Air Products’ expectations for ethical business conduct

Table of contents

Integrity:

It’s behaving ethically and being true to our words.

Letter from CEO John McGlade 3

Overview 4

A Message from George Bitto, Chief Risk Officer, on Behaving with Integrity 5

Company Compliance 6

How to ask questions, express concerns or file a report. 6

Code of Conduct Certification Requirements 7

Fairness and Non-retaliation 7

Work Environment and Employment 8

Sustainability, Environment, Health, Safety, and Security 10

Managing Company Assets and Information 12

Conflicting Personal Interests 16

Interacting with the Public 18

Interacting within Our Industry 21

International Laws 23

Financial Accounting and Reporting Accuracy 26

Board Responsibility and Waivers 27

For simplicity of language, the Code of Conduct addresses “employees” or “employee” or refers to the collective workforce as “we” or addresses employees as “you.” Groups other than “regular employees” may sometimes be asked, before or during their relationship with Air Products, to read/and or comply with some or all of the Code of Conduct and related policies, standards, guidelines, and processes. Completion of this step by non-regular employee groups, if requested during the course of the business relationship, does not imply employee status, employment, or any employer obligation by Air Products. The term “Air Products” will be used throughout the Code to refer to Air Products and its companies.

Exhibit 14

Letter from John McGlade on Integrity

Air Products has, since its founding, succeeded because of our people. Our people listen, understand and respond to the needs of customers. Our employees’ unwavering focus on safety and sustainability maintains our outstanding industry performance. Our shareholders know we will work hard to meet our financial goals. And there’s another quality we possess that is a deeply held value and an integral part of our brand. It’s integrity.

Upholding our integrity reinforces the trust and respect we’ve worked so hard to earn in our relationships. Preserved, it strengthens us in powerful ways. If integrity is lost, a priceless asset is not only gone but also very difficult—if not impossible— to earn back.

As a global company, we meet or exceed the laws in the countries where we operate. We must also at all times follow Air Products’ policies, practices, standards, and guidelines. We all have an obligation to preserve Air Products’ commitment to ethical business and integrous behavior at all times. It’s the right way and the only way we will do business. Consider what’s right as you do your daily work, and if a situation is unclear to you, ask for help before you act!

We’ve highlighted the basics in our Code of Conduct. Read it carefully and consider how the information applies to you. Familiarize yourself with the resources to report violations. Follow your instinct if it tells you to ask questions or express concerns. These are responsibilities we are each accountable to build into our daily work.

You also have rights. It’s your right to make a report or ask questions without fear, retaliation, or retribution. Air Products makes a firm promise of non-retaliation.

Winning in the marketplace is our goal. That can be hard work in today’s business world. No challenge justifies giving away your integrity. It’s a treasure beyond price. We must all fiercely protect it as we work together to achieve our vision.

John E. McGlade

Chairman, President and

Chief Executive Officer

Exhibit 14

Overview

It’s essential that we keep the highest standards of integrity during all our business interactions. That means complying with the laws as well as Air Products’ policies, standards, guidelines, and procedures in every country where we operate. It also means being fair and honest—doing the “right” thing. But what’s “right” isn’t always immediately clear.

Company Expectations

This Employee Code of Conduct describes Air Products’ expectations for ethical behavior by employees of Air Products. Company policies, standards, guidelines, and procedures provide more detail about how we should act as members of the Air Products workforce. You should review the Code of Conduct and all related documents that apply to your position and role and ask questions of your manager or supervisor whenever the information is not clear.

If you encounter a situation where what’s “right” isn’t obvious—either for you or for those with whom you’re collaborating—you should seek guidance. There are resources, described here, to help you get more information. Ask questions, express concerns, or report suspected Code violations for follow-up by your manager or supervisor and our ethics and compliance subject matter experts and contacts. As employees, we’re all responsible for ethical behavior. We’re also expected to report violations or suspected violations. Air Products promises that those who, in good faith, report violations or suspected violations of the Code of Conduct will never be retaliated against in any way. We must each do our part to support the Company’s commitment to ethical business.

Requirements

As a company, we must uphold our integrity and safeguard our reputation for transacting business in a honest manner. Since Air Products is a multinational company, employees will encounter many different laws, regulations, policies, and formal or informal business practices. Compliance with all laws and Air Products’ policies, standards, guidelines and procedures in all geographies where we do business is necessary. Where you’re unsure of legal requirements or Company policies, or if they seem to conflict, you should consult with your manager or supervisor or the Law Group or Chief Risk Office for guidance.

Employees who don’t comply with the Code of Conduct may be subject to termination of employment and/or criminal prosecution and legal action by the Company in some cases. As allowed by local law, managers and supervisors may be subject to disciplinary action and/or personal liability for failure to address violations committed by employees. This means that managers and supervisors should report misconduct by employees under their management. Not being familiar with the Code of Conduct or policies, standards, guidelines and procedures for your role does not excuse a violation; we are all responsible for understanding this important information.

If you are in a role that requires you to interact with joint ventures, agents, distributors, or service providers, you may be aware of the requirements of their Codes of Conduct. We must also follow Air Products’ Code of Conduct, policies, practices and guidelines, especially if these are more stringent.

Exhibit 14

Reporting

Air Products expects employees to report misconduct or ethics violations. There are several tools and resources to help you. If you have questions or doubts, or you need to report a Code violation, first talk to your supervisor or manager. If you are not comfortable speaking to your manager, or if you’ve done so and are not satisfied with his or her response, you can seek help from any of the contacts listed on the Company’s website: www.airproducts.com/codeofconduct.

At any time, you can also seek guidance or assistance from the Law Group, Chief Risk Officer, Corporate Audit, or any of the Company’s executives. And if you prefer to speak to someone outside of Air Products, you can call the IntegrityLine at 1-877-272-9726 or visit www.airproducts.com/integrityline for local reporting numbers and instructions.

The phone lines and website are operated by a third-party vendor Air Products has engaged to assist with ethics and compliance reporting. Further instructions for their use are available in the Code of Conduct insert on reporting. The categories and process allowable for reporting vary by country/ region. Please familiarize yourself with your local law when using the third- party reporting tools. Remember, Air Products enforces a strict promise of non-retaliation.

A Note from George Bitto, Chief Risk Officer, on Behaving with Integrity

As employees, it’s our duty to reinforce Air Products’ high standards of integrity and ethical behavior. Air Products employees value honesty and fairness. In surveys, discussion forums and through anecdotal feedback, colleagues have repeatedly emphasized the importance of professional ethics. Our actions speak louder still. We’ve built a strong reputation for integrity. It’s an expectation of the Company that we all work to preserve it.

We do that by understanding the Code of Conduct and all related policies, standards and guidelines, by taking all training required for our role or position, by reporting violations or suspicions, and, most importantly, by keeping integrity at the forefront of our daily work. We’re fortunate to work for a company where a commitment to integrity is a core corporate value and personally important to our employees as well.

George Bitto Vice President, Treasurer, and Chief Risk Officer

But even in a culture where integrity is key to our brand, situations arise where the right path is not always obvious. There are resources to help, including your supervisor, manager or any other leader in the company. When that’s not possible or practical, employees can utilize the IntegrityLine phone and Web submission process administered by our third-party vendor or refer to our internal contact list of subject matter experts.

It’s the responsibility of each employee to comply with the Code of Conduct. Managers and supervisors have an additional obligation to create and maintain a work environment that encourages and promotes openness and honesty. Employees should feel comfortable using any of the resources outlined in the Code of Conduct to seek assistance during compromising situations. Leadership means offering full support to those who help uphold our integrity, including keeping our promise of non-retaliation.

We view integrity as essential to our ongoing success. Employees in any geography, in any role, should not hesitate to approach an Air Products leader on this topic.

Exhibit 14

Company Compliance

How to File a Report

Employees who have questions or concerns, need advice, or suspect that a Code violation may have occurred should first speak to their immediate supervisor or manager. However, if the situation or questions involve the supervisor or manager, or when an employee prefers to speak to someone else, he or she should take the matter to the Law Group, the Chief Risk Officer, Corporate Audit, or any company executive.

As employees, in some circumstances we may sometimes feel reluctant or uncomfortable reporting violations or concerns to others within Air Products. Anyone inside or outside the company can make a report, 24 hours per day, seven days per week, using one of several tools available with external, third-party companies contracted by Air Products. Using our IntegrityLine, callers can speak (often in local language) to vendor representatives who can document concerns and route for follow-up. The IntegrityOnline website is available in numerous languages from any Internet connection. The employees of the third-party vendor are trained to accurately document information you provide. That enables Air Products to investigate all concerns.

Those making reports can choose to remain anonymous (where permitted by local law), but you are encouraged to identify yourself to make follow-up more effective. Withholding your name or detailed information can make it difficult for Air Products to address or resolve issues and concerns. Whether you choose to discuss your concerns by phone or online, you’ll receive a report number to use if you want to follow up. Then the third-party company will forward the report to the appropriate people at Air Products for investigation.

Please note that Data Privacy laws in some countries limit the type/category of report employees can make using the IntegrityLine phone numbers or IntegrityOnline Web page. In some countries, reports can be made only for audit, accounting, fraud and financial irregularities using these tools. Similarly, anonymous reporting is prohibited by law in some countries. In this case, the reporting system will advise you how to proceed.

Here are your options: www.airproducts.com/integrityline

Exhibit 14

Reporting Accounting Irregularities

Those who want to report suspected violations related to questionable accounting or auditing matters directly to the Audit Committee of the Board of Directors may do so. Employees can ask that a report made online or by phone be forwarded to the Audit Committee, or the complaint may be mailed directly to the Audit Committee in care of the Corporate Secretary’s Office at Air Products in Allentown, Pennsylvania (see address information on back cover).

Code of Conduct Certification Requirements

Periodically, the Chief Risk Officer, Corporate Risk Office, or Audit Department may designate certain employees who will be required to provide a written certification that they have reviewed and understand the Code of Conduct, or portions of it, or related policies, standards, and guidelines. The certification will confirm that, during the immediately preceding period, the employee complied with the Code of Conduct and that he or she has no personal knowledge of any violation of it by others.

Fairness and Non-retaliation

Fair Dealing

We should all deal fairly with the Company’s customers, suppliers, competitors, and our colleagues. No one should take advantage of people or situations through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

Reporting

Visit

www.airproducts.com/integrityline

for local reporting numbers and instructions

Report online at www.airproducts.com/integrityonline

Protecting Those Who Help

Protect the Company

Our reputation for honesty is a valuable asset. That’s why we promise non- retaliation for employees who protect it. You should report actual or suspected Code of Conduct or ethics and compliance and governance policy violations. If you feel you are the victim of retaliation because you adhered to the Code of Conduct, questioned unethical business practices, or reported a violation, use one of the reporting tools or resources to report the retaliation immediately. Air Products will not tolerate retaliation against those who uphold the Company’s commitment to integrity.

Exhibit 14

Work Environment

and Employment

Diversity and Inclusion

Air Products is sincere in its commitment to build an inclusive working environment where openness, trust, and respect are integral parts of our global corporate culture. As employees, we must treat each other with respect and value each other’s differences. The perspectives those differences bring are important to our ongoing success.

The Company considers harassment and discrimination to be unjust and damaging to our work environment. In most countries, harassment and discrimination are illegal. Air Products strives to meet or exceed existing laws in all countries where we operate.

Employees should consult all relevant regional policies, standards, guidelines, and procedures related to work environment and respect in the workplace. They should also keep up-to-date on the Company’s training on Diversity and Inclusion, anti- harassment, and other courses about our work environment.

Air Products will not tolerate violence or threats of violence in the workplace. Employees who bring weapons or hazardous materials to work or who act in a manner that frightens or intimidates other employees will be disciplined.

Q My colleague has an e-mail distribution list to which she forwards jokes that sometimes poke fun at gender, race, religion, politics and other personal differences. I find some of them offensive and worry that others do too. What should I do?

A Humor is very much a matter of personal taste, and people sometimes share jokes that are not appropriate for the workplace.

Your colleague may not realize that the subject matter of some of the jokes she forwards might insult or demean members of the distribution. You should talk to her and explain your feelings. If she reacts negatively to your request, you should speak with your supervisor. Jokes, graphics, verbal comments, gestures, and other communications that embarrass or degrade people damage our working environment. You have every right to speak up.

Exhibit 14

Equal Opportunity

Employment

Air Products’ employees are its most valuable assets. Our continued success depends on attracting and keeping a diverse workforce of talented men and women. Every employee will be judged on the basis of his or her qualifications and skills, without regard to personal characteristics. The Company fully supports all principles of equal opportunity in employment and will follow all such laws in the countries where we operate.

Human Rights and Labor and Employment Laws

For creativity and innovation to flourish, people need an inclusive environment where their rights and points of view are welcome and respected and they are treated with decency and dignity. Air Products is committed to fostering this environment. We follow all labor and employment laws in the countries where we operate, including laws pertaining to child labor and employee rights, such as freedom of association, privacy, and equal opportunity employment.

A I’m the hiring manager for a position that involves international work. The best qualified person I’ve interviewed is a woman, but I know that some businessmen in some of these countries do not like dealing with women. Her skills are the best match, but her gender might affect our business. What should I do?

It is against the policy of Air Products, and illegal, to exclude a job candidate because of gender. It is important that we follow the right path in what we do, regardless of location. Our integrity should never be compromised, even if the right choice might affect profit.

Visit www.airproducts.com/integrityline for local reporting numbers and instructions

Report online at www.airproducts.com/integrityonline

Exhibit 14

Sustainability, Environment,

Health, Safety, and Security

Ensuring Sustainability

For Air Products, sustainability encompasses many activities that are important to the Company and its stakeholders. We strive to create lasting value through environmental stewardship, social and corporate responsibility, and innovative solutions for energy, environmental and emerging market needs. We strive to be good neighbors and fair employers in the communities where we operate. We are responsible environmental stewards and corporate citizens. Each of us should try to maintain the values of sustainable business during our daily work.

Like most large companies, Air Products uses water, energy and other resources and has an environmental footprint. That’s why we’ve established goals to conserve resources and reduce emissions and have policies to support those goals. Our water and energy consumption goals and greenhouse gas emissions reduction targets are monitored by the Air Products Sustainability Council, and we’re working to continuously improve our performance. It’s every employee’s responsibility to advance the company towards those goals by using resources wisely, following appropriate practices for reducing waste, and recycling or reusing materials when possible.

Sustainability includes good governance. This Code of Conduct document, related policies, standards, guidelines, and any training required for your role reinforce our commitments for behaving with integrity in all our business transactions. If you become aware of any sustainability-related ethics and compliance issue, you should discuss your concerns immediately, using one of the contacts or tools provided here.

Acting Responsibly to Preserve and Protect the Environment

Air Products is committed to preserving the environment. The Company’s policies meet or exceed government environmental protection laws in the countries where we operate. We’re proud to be a Responsible Care® company and a member of several organizations that aim to minimize environmental impact from the manufacture, distribution, and use of chemicals. It’s our practice to meet those environmental guidelines in all instances. Employees must always follow all Air Products Environment, Health, Safety, and Sustainability policies, standards, and procedures and take all required training.

Exhibit 14

Keeping Our Workplace, Employees and Communities Safe

Air Products has made it a priority to operate with safe and healthy working conditions, and that takes commitment as well as constant safety focus by each of us. Our safety record is commendable, and we are committed to continuous improvement in safety performance.

All employees are responsible for working safely and reporting unsafe conditions. We should follow all safety-related policies, standards, processes and guidelines to preserve and protect our own safety and that of our colleagues. We also have some local and regional programs, information, and tools to enhance employee health and wellness as well as policies to ensure that we all go home from work as safe as we arrived. These may vary by region, and might include policies and standards related to tobacco use, badge systems for entry to sites, local and regional health benefits, corporate wellness programs and more. Your manager or supervisor, EH&S and Human Resources can help you understand any that apply to your site or role.

Employee violations of safety policies, standards, guidelines, and procedures, at work or at customer sites, can result in disciplinary action. Violence, or threats of violence, and possession of weapons in the workplace won’t be tolerated. Likewise, substance abuse on the job compromises everyone’s safety and is prohibited.

Securing Our Sites and Products

Protecting each other, our neighboring communities, and our company property is a matter we take seriously. Because we manufacture and transport products that could cause harm if used by people with malicious intent, security is a priority for Air Products. We have taken stringent measures to ensure the safety and security of our operations and products. We are all required to follow all security policies, standards, and procedures at our sites, without exception. As employees, it’s also our responsibility to ensure visitors and guests are aware of our safety and security procedures and act in compliance with them.

Employees should alert Global Corporate Security (the Global Asset Protection Group) when they have security concerns or suspicions of any sort. In the past, potentially dangerous situations have been averted because vigilant employees took the proper security precautions or alerted Global Corporate Security about issues.

Did you know?

Q I noticed that people often hold the door open to allow those behind them in the queue at our entrance to come along in without swiping their badge. I figure it’s probably OK because we’re all employees, but sometimes I do see people I don’t recognize. What should I do?

A You should never allow others entry to our buildings without following the proper security procedures, which require each individual to swipe their badge at most sites. You are not being rude to deny access; you’re helping protect our people, plants and confidential information. If someone questions your action, explain that it’s a matter of Company policy that everyone entering our buildings use their own authorized badge. Likewise, we should all follow policies and procedures related to guests and visitors for our sites.

Exhibit 14

Managing Company

Assets and Information

Did you know?

Information Security Risks: One

of the biggest threats to important Company information (and your own private information) can be avoided by simple behavior changes. Those with malicious intent constantly invent more sophisticated ways to trick people into divulging information or giving them an “in” for hidden computer programs to access systems, databases, and other information repositories. These criminals pose as legitimate businesses or contacts or publish e-mails or websites that appear to be genuine. You should treat every e-mail, Internet link, attachment or information request (electronic, live, or by phone) with caution. Never share your network or personal passwords, provide sensitive information online or in e-mail, or click on links in unverified e-mails. Always double-check to confirm the true identity of those requesting information.

Appropriate Use of Company Systems, Information and Equipment

It’s everyone’s responsibility to protect Company assets. Theft and carelessness impact our profits. We should not only follow policy ourselves but also help to protect our property—including information assets—by immediately reporting any suspected fraud, theft, security breach, or improper use of Company assets by others.

Company equipment, systems, information, goods, and services should be used only for Company business. Incidental personal use is permissible in some cases, provided it does not affect business transactions or productivity. Using Air Products’ assets or information for personal gain is prohibited.

If you misplace or lose any device with company data stored on it, you should report that loss to Corporate Security (Global Asset Protection).

Managing Records and Documents

Company records are important corporate assets. Effective and efficient record keeping helps our work processes operate smoothly. Proper records management is driven by legal, regulatory and operational requirements. Records and other important company information must be properly managed (created, used, shared, stored, and destroyed) throughout their life cycle.

All employees are responsible for understanding how to classify the information they handle and manage it according to company policies as well as laws and regulations. You should consult your supervisor or department Information Lead for guidance if you are uncertain how to manage your records or documents.

Exhibit 14

Insider Trading

It is a violation of Air Products’ policy for an employee to disclose, directly or indirectly, any nonpublic information he or she becomes aware of in the course of employment with the Company. We are not allowed to use such information to our own advantage or to Air Products’ disadvantage. For example, employees may not purchase stock in another company that we have reason to believe Air Products may be interested in acquiring. The policy is consistent with U.S. laws on insider trading and also aims to prevent damage to the Company from the disclosure of valuable information.

Insider Trading—buying or selling Air Products stock while you know material information about the company that the public doesn’t know—is unfair. It’s also a crime. “Material” information includes anything likely to influence a potential investor’s decision to buy or sell Air Products stock. Significant things like potential acquisitions or divestitures, corporate earnings projections, and planned changes in senior management can all be considered material information.

Insider trading laws prohibit less obvious things, too. If you know nonpublic material information, you may not trade Air Products stock either directly or within your retirement and savings plan. If you can’t make a trade, neither can your family members, nor anyone living in your household. Also, you are prohibited from telling others material information that is not public. Similarly, you may not buy or sell the stock of our customers, suppliers, or other business partners if you have material nonpublic information about them.

It’s about basic fairness. Investors should be able to trust that everyone trading in the market has the same information. Insider trading distorts the market and damages trust.

Reporting

Visit www.airproducts.com/integrityline for local reporting numbers and instructions

Report online at www.airproducts.com/integrityonline

Exhibit 14

Intellectual Property and Protecting

Company Information Assets

We are all responsible for helping to protect Air Products’ intellectual assets. Intellectual assets (or intellectual property) include the knowledge, information, and know-how that a company and its employees possess that can be converted to value. Written plans, product designs, current and future projects, patents, trademarks, know-how and work processes, and other valuable information are examples of intellectual assets owned by Air Products. The free flow of information at Air Products is critical to our performance. However, details of our intellectual assets could be valuable to a competitor or other outside parties. Air Products has a comprehensive Information Risk Management program, which includes tools and techniques for protecting intellectual assets, so employees can make the most of our combined intellectual resources. But it takes vigilance by everyone to safeguard them. There are also policies, standards, and guidelines to help us maintain the security of our intellectual assets.

Air Products’ employees may hold or desire to receive confidential information owned by other companies or individuals, which the Company is legally obligated to protect. If you wish to receive or make use of such confidential or proprietary information, you must first take certain steps. You must have a signed nondisclosure or confidentiality agreement, approved by the appropriate business leader, and you must abide by its terms. Following this step can help avoid potential legal claims or issues that might compromise the Company’s own research efforts, developments, and business. If you have questions or are uncertain what process to follow, consult your manager or supervisor or the Law Group.

Employees should protect all sensitive and confidential information about Air Products or other companies or individuals from unauthorized disclosure or use. This includes following policies to protect information you personally possess as well as that housed or exchanged on any Air Products system, database or application. Using such information for personal gain or to the disadvantage of the Company is also against Air Products’ policies. In addition, care must be taken when storing, sharing or disposing of sensitive and confidential information, whether electronic or hard copy.

Q I receive some external web site advertising and promotions on my work e-mail account and subscribe to some non-work related news. Is that allowed by Company policy?

A Air Products hardware, software, and systems should be used primarily for business purposes. However, it’s fine to enjoy some limited personal use as long as it doesn’t impact system security, efficiency, or reliability or the productivity of you or your colleagues. However, such use can pose a threat to the Company. Viruses, malware, hacking, phishing, and other security risks are increasingly common. You should thoroughly familiarize yourself with all related policies as well as steps to take to ensure your use of email and internet aren’t putting

Air Products information—and your own personal information—in peril. Please note that reputable institutions will never ask for your identification and password when communicating with you via e-mail.

Exhibit 14

Security in Our Computing Environment

We store valuable company information on our computers, on external storage devices and service (e.g., cloud), within our own personal technology devices, and within Air Products’ systems. That’s why employees must use Air Products’ computing environment responsibly and follow policies, standards, and guidelines related to its security—they are designed to protect our information and safeguard our computing environment from viruses, security breaches, and other “cyber threats.” These include details related to appropriate use of systems and hardware, security program installations and encryption processes, password protection, approved application downloads and installations, external storage devices, intranet access, Internet and social media use, measures to secure your PC or site hardware, and more.

Computing assets and systems are intended to be used for business purposes. However, some limited personal use is allowed as long as it doesn’t affect business productivity, system efficiency, or the employee’s performance or violate any Company policies or standards. It’s the employee’s responsibility to familiarize himself or herself with such policies and guidelines as well as complete any required information security-related training.

Data Privacy for Employees and Other Stakeholders

It’s the responsibility of the Company and all employees to protect personally identifiable information (PII), just as we do Air Products’ corporate information. Examples of PII are personal identification numbers; employment, medical, and financial details; employment records; and similar information. Air Products’ employees must also protect information about customers, suppliers, partners, and other stakeholders.

Employee Privacy in Our Computing Environment

Air Products’ computing and data storage hardware, software, systems, and applications are Company property. Some e-mail uses are strictly prohibited, including sending illegal, defamatory, offensive, or harassing messages or files; violating copyright laws; unauthorized disclosure of confidential, sensitive, or proprietary information; and sending solicitations for funds.

Since the hardware and software used by employees are the Company’s responsibility, individual privacy may not be guaranteed when using any system, including e-mail and instant messaging, with internal or external parties. Employees should not assume that their e-mail is private or personally confidential. The Company reserves the right, to the fullest extent available under applicable regional law, to intercept and scan e-mail and monitor all other systems to ensure appropriate use and compliance with policy, standards, guidelines, and the law.

We can help protect Air Products’ information, as well as our own personal information by using our computing environment responsibly and complying with related policies and procedures.

Exhibit 14

Conflicting Personal

Interests

What Might Constitute a Conflict of Interest?

Employees should avoid any situation that involves, or appears to involve, a conflict between their personal interests and the interests of the Company. That means employees should avoid circumstances that might cloud their judgment or impartiality when doing their jobs. If your personal interests or your relationships cause you to feel favoritism (or if it might appear to others that you feel favoritism), a conflict of interests exists.

• If an employee or his or her family member is an owner or part-owner of an Air Products customer or supplier company or a consultant, wage earner, or someone who gets other compensation from that company

• If an employee would have personal gain from arranging a relationship between Air Products and a customer, supplier, or partner

• If an employee receives personal benefits, such as loans or guarantees of obligations, from a customer, supplier, or partner

Examples of where a conflict of interest may arise include:

• If an employee is connected with any business that is in direct or indirect competition with Air Products

• If an employee discovers an opportunity for personal gain through his or her position or through the use of Company equipment or systems

Investing in shares in companies traded on major public exchanges acquired in an arm’s-length transaction as a part of a normal investment program doesn’t normally constitute a conflict. If you have questions about whether a situation is a conflict of interest, contact the Law Group or the Corporate Audit Department.

Q My sister is part-owner of a company bidding for a supply agreement with Air Products. It’s my job to evaluate the incoming bids. Is this a conflict of interest?

A Yes. Because of your close family tie, you might be perceived as biased in your bid evaluation. You should explain the situation and ask your supervisor to assign someone else to look at and compare the supplier proposals.

Exhibit 14

Giving or Receiving Gifts during the Course of Business

It’s normal and customary for people to give and receive meals or inexpensive entertainment during the course of business. Exchanging high-value gifts or providing or receiving excessive or inappropriate entertainment is unethical and may be illegal. It can be damaging to both your personal business reputation and that of Air Products.

In business relationships, no employee should offer or accept anything of value that might seem to be an attempt to influence business decisions or that might look like a bribe or a payoff. Giving or receiving cash is against Company policy, except in very specific and defined circumstances. It’s appropriate to accept reasonable and appropriate meals or entertainment during business interactions, and we’re encouraged to reciprocate with similar courtesies to maintain a balanced relationship. But providing or receiving entertainment or gifts that are inappropriate or in excess of that permitted by current Company policies, standards, or guidelines is unethical. Likewise, employees should avoid even inexpensive exchanges when they know or suspect they’re against the policy of the other party’s company.

The Company sets limits on the amount of goodwill gifts an employee may give or accept, and we are expected to understand these limits. If you have any questions concerning whether any gift or entertainment is excessive or inappropriate, you should consult related Company policies and ask your supervisor or manager, the Audit Department, or the Chief Risk Officer for advice.

Because there are very technical laws and regulations regarding dealings with government employees, gift-giving in these relationships might be illegal. No gifts should be given to government employees without first seeking the approval of your immediate supervisor and a representative of the Law Group.

Q A supplier has suggested meeting at a luxury resort to

discuss our contract, and he has offered to pay for my trip and all associated expenses, including some pricey show tickets. Since this is business-related, can I take the offer?

A No, the supplier’s offer exceeds what is considered reasonable and customary by Air Products’ policies and guidelines. Accepting such an inappropriate offer—or giving gifts, travel, or entertainment in excess of allowable amounts—could be perceived as corruption

Reporting

Visit www.airproducts.com/integrityline for local reporting numbers and instructions

Report online at www.airproducts.com/integrityonline

Exhibit 14

Interacting with

the Public

Community

Involvement

Air Products has a long-standing tradition of supporting and helping the communities where we operate and where our employees and their families live and work. The Company organizes and sponsors community outreach and education events. Employees from our local sites work together with residents and organizations in their areas to improve both the community and the way we do business. However, employees should always follow Air Products’ policies when using Company funds for such outreach and events. Likewise, a non-solicitation policy applies to some situations and/or regions, which prohibits individual employees from fundraising or organizing events. The Community Relations Department, Corporate Communications, or Human Resources can guide employees with questions in this area.

Employee participation during normal working hours is subject to the local manager’s discretion in some regions. Joining in community outreach is generally a matter of choice. No employee should feel pressured to participate in any Air Products outreach event or to contribute to company-organized fundraising. During working hours, employee participation is subject to his or her manager’s discretion. Political Involvement, Lobbying, Gifts and Contributions

At Air Products, one of our core values is to responsibly care for each other, our communities, and the global environment. Air Products encourages employees, officers, and directors to contribute to the community and to fully participate in local, national, and international politics. However, in doing so, Air Products and its employees must follow the laws governing participation in political affairs, including political contributions, lobbying, and gift giving. In some countries and jurisdictions, political contributions, lobbying, and gift giving are not permitted.

We may not lobby, give gifts, or otherwise try to influence the actions of government officials regarding legislation or other policy decisions on matters relating to Company business unless the action is approved by the

Law Group and/or Corporate Relations.

Exhibit 14

Visit www.airproducts.com/integrityline for local reporting numbers and instructions

Report online at www.airproducts.com/integrityonline

Communicating with the Public

It’s important to coordinate our lobbying efforts. Often employers and employees who engage in lobbying must register to lobby, as must external parties hired by the Company to engage in lobbying activities or make lobbying contacts. It’s also Air Products’ policy to comply with all laws governing political contributions. And, as a matter of policy, Air Products and Chemicals, Inc., as a legal entity, does not make corporate political contributions to candidates in any country or region, even where allowed by law. Employees are free to give a personal contribution to a party or candidate on their own behalf, but they may not make any contribution of Company funds, including petty cash, property, or services, to any political party or committee, or to any candidate for or holder of any office of any government. And they may not seek reimbursement for any such personal contribution. This policy does not prevent, where lawful, the operation of a Political Action Committee (“PAC”).

The Air Products Political Alliance (PAC), which is a separate legal entity from

Air Products and Chemicals, Inc., makes contributions to U.S. federal and state candidates who support the Company’s interests.

It’s particularly important that external communications are accurate and consistent and don’t violate confidentiality, applicable laws, privacy rights, or sensitivities. External communications could include those to customers, journalists, financial analysts and investors, bloggers, participants of social and professional networking sites, our communities, our colleagues in industry, and other members of outside groups. Published information can have a significant effect on Air Products’ reputation as well as have serious business and legal consequences. We should all use caution when communicating outside the Company.

The ease of electronic communication in today’s world means Company information that well-intentioned employees casually post or publish— or perhaps do not even mean to share broadly—can easily appear on the Web and be found through an Internet search. To be sure that external communications comply with current policies and standards, Air Products requires certain internal reviews.

If you are approached by the media or wish to publish information about your work, contact Corporate Communications for advice. If you are approached by an investor or analyst, contact Investor Relations. Technical papers should include approval from your manager or supervisor and, in some cases, legal review. If you are asked to make an external presentation, consult your supervisor, who may decide to review it with Corporate Communications or the Law Group. These reviews are intended to protect you and the Company from unintended consequences and to present Air Products consistently and professionally. If you have contact with the media or publish information in your outside-of-work activities, specify that you’re offering your personal opinion, not necessarily that of Air Products. Likewise, use caution not to disclose sensitive information.

Exhibit 14

Reporting

Visit www.airproducts.com/integrityline for local reporting numbers and instructions

Report online at www.airproducts.com/integrityonline

Social Media Use

Ease and speed of electronic communication continues to advance,

and employees should use extra

caution when using these electronic communication tools inside or outside of work. Social networking sites and other electronic forums, both personal and professional, are very popular. It’s easy to distribute information to a very broad audience in just a few clicks. But we must take precautions that what we share in social media is not in violation of any Air Products policies or standards designed to protect the safety and security of our information, our business reputation, or the privacy of employees, customers, or partners.

Company information, even that intended for business use, should only be posted by authorized Air Products spokespeople after review by Corporate Communications.

Likewise, if you are using professional networking sites, take care to ensure you’re not divulging any sensitive, private, proprietary, or confidential information as part of your resumé, curriculum vitae, professional profile, correspondence, or other communication.

I saw some views expressed in postings on an online business community site about Air Products’ financial performance. The opinions contain a number of factual errors as well as incorrect assumptions regarding management. Should I correct the errors and post to respond with more positive comments?

No, you should not respond or publish corrections or any other remarks unless you are an authorized Air Products spokesperson. The original posting could be in violation of Air Products’ Social Media Standard if the person who authored it was an employee not authorized to speak on behalf of Air Products. You should report the site to Corporate Communications for consideration. That organization will determine whether a response is appropriate and what action to take.

Exhibit 14

Interacting within

Our Industry

Antitrust and

Competition Laws

We expect our employees to follow the

“letter and spirit” of the antitrust laws

of the United States and the competition laws of any other country or group of countries whose laws apply to our business. That means obeying the clearly defined situations covered by the law as well as the intent of the laws in circumstances that are more complex and ambiguous. If an employee is ever unsure whether an action will violate the law, he or she should consult the

Law Group. Air Products prospers through the merits of our products and services in a free and open competitive marketplace. No employee should assume that profits ever require or justify illegal actions.

Business competition is a cornerstone of a robust economy, and antitrust and competition laws protect the freedom of the marketplace. In general, antitrust and competition laws prohibit agreements or actions that may restrain trade or reduce competition. Some of these laws make certain agreements and understandings between competitors per se unlawful. That means they are flatly prohibited and cannot be defended or justified in any way. Whether the understanding or agreement adversely affected competition is not considered; instead it is presumed to be illegal. For example, per se violations include agreements among competitors to: 1) fix or control prices or terms, 2) boycott certain suppliers or customers, 3) allocate products, territories or markets, or 4) limit the production or sale of products.

Antitrust and competition laws are complex and difficult to interpret, and they apply to a broad range of corporate activities. Violations can carry serious civil and criminal sanctions. Even the allegation of a violation can be damaging and disruptive to the Company. Great care and attention is expected of employees in a position to affect the commercial actions of the Company.

At a trade association meeting, a representative of one of our competitors approached me with an idea to jointly build a produc-tion facility in a certain region where both companies need more product. It would be in everyone’s financial interests. Should I talk further with him about this?

This isn’t a decision you can make alone. Whether this joint production effort would be legal is a question that requires careful thought. You should contact our Law Group to review it with you.

Exhibit 14

Competitor

Relationships

Contact with competitors can serve legitimate business purposes, such as certain trade association meetings and activities or the discussion of joint business or research ventures. And in some cases we buy from and/or sell to our competitors, so legitimate business dealings must take place. However, employees should use caution in their contacts with competitors because some information should not be freely exchanged. When you have any doubt if a transaction or course of conduct is consistent with Company policy or when considering a joint business or research venture of this kind, you should consult our Law Group for guidance.

Appropriate Ways to Obtain Competitive Information

Market research—trying to understand and anticipate the products, plans, and strategies of competitors—is part of good business. This information can be gathered from many legal sources, but there are clear limits. Improper acquisition or use of confidential information of competitors can have serious legal and business consequences. For example, laws in many countries impose severe criminal penalties for individuals or organizations that improperly receive or pass along trade secrets.

A competitor representative I know suggested that, in a certain region, we are probably both suffering with unnecessarily low margins. She said that we could make life simpler for ourselves by agreeing which of us will get the business of each of the major customers in that region. How should I respond?

This sort of agreement would be illegal, not to mention

unethical, and the legal consequences might be severe. You should make your refusal to consider this very clear. You do not want anyone to be in a position to suggest that you agreed by your actions, even though you did not say “yes.” This should be reported to our Law Group.

Exhibit 14

International Laws

Antiboycott Laws

Some governments refuse to deal with another country’s government or their businesses. They target the other country as part of a boycott and try to get others to do the same. These governments try to strengthen their boycott by making other outside customers and suppliers also refuse to do business with the targeted country. The country doing the boycotting tries to apply pressure to these outside countries by saying they must also boycott the targeted country as a condition of doing business in their own country. The United States has laws and regulations generally prohibiting U.S. companies and their foreign and domestic subsidiaries from cooperating with boycotts that the U.S. government does not support. These laws also require companies to report to

U.S. governmental agencies when they receive written or oral requests to comply with or support such boycotts. What’s more, some local laws governing international trade are extra-territorial. That means that a country can enforce its laws beyond its own borders. So if Air Products is in violation of another country’s antiboycott laws, it may be held accountable. Always consult the Law Group for guidance if you are uncertain about how international laws may apply to a given situation. Violations may result in criminal and civil penalties and the loss of tax benefits.

Import/Export Laws

Global importing and exporting laws require accurate classification,

valuation, license determination, end- user/end-use screening, record keeping, timely filing, and marking of commodities and technologies crossing international borders. The United States and other governments may restrict, through required licensing, the exportation, importation, or re-exportation of commodities based on factors such as origin, classification, or the dual-use nature of many of our commodities and technologies, as well as the identity of the customer. Exports and re-exports to countries designated “embargoed” under U.S. law or the jurisdiction of the exporting country are prohibited. Violations may result in criminal and civil penalties and loss of exporting or importing privileges.

I just won a supply bid for Air Products, but the draft contract contains a provision requiring that we agree not to use components or persons from a certain country in performing the contract. We don’t need to use anything from that country, but is signing it against U.S. antiboycott law?

The Law Group needs to review this contract (and any contract).

In this case, the boycott language contained in all documentation must be removed or appropriately amended. These details cannot be replaced with a verbal agreement either, so use caution when speaking to the customer.

Exhibit 14

Global Anti-bribery and Corrupt Practices Laws

As a U.S. Company, Air Products must comply with the U.S. Foreign Corrupt Practices Act (FCPA). That Act prohibits payments and offers of payments of anything of value to foreign officials, political parties, or candidates for foreign political office to get, keep, or direct business. And claiming not to know of the wrongdoing will not serve as a defense where circumstances should reasonably have alerted you to it. Payments made indirectly through intermediaries, such as sales agents and consultants, when most people would understand that such payments are being passed along for prohibited purposes, are also illegal.

In addition to certain prohibited actions, the law also requires internal accounting control and record keeping by the Company in connection with any payments by its foreign subsidiaries.

The issues presented by this law are more complex than they may at first appear. For example, although you might not consider the term “foreign official” to include employees of businesses owned by a foreign government, the law would generally consider them to be “foreign officials.” To complicate things further, certain exceptions exist in the law. For these reasons and others, the assistance of the Law Group is essential for working through the complexities of the issues encountered in connection with complying with this law.

Other countries, including many of the major industrialized countries in Western Europe and Asia, have or are enacting similar laws. Recent examples include laws in the U.K. and the People’s Republic of China. It’s important to note that in many countries both international and local laws may apply—some laws, such as the U.S. Foreign Corrupt

Practices Act and the U.K. Bribery Act

2010, are extra-territorial; that is, they

reach beyond the boundaries of their own countries to apply to acts of bribery committed overseas. Many such laws apply a broad definition to “public official” or “corrupt practices” and state that local custom or practice, if questionable regarding corruption and bribes, must be disregarded. The law always takes precedence. We must never sacrifice our integrity, not even for profit or ease of business.

The U.K. Bribery Act 2010, for example, contains two broad categories of offense—the offering, promising or giving of an advantage, and requesting, agreeing to receive, or accepting of an advantage—in business transactions involving either government officials or private parties. But the Act itself is complex, and legal repercussions can be severe, including imprisonment and unlimited fines. Under the Act, companies are required not only to refuse participation in bribes or other unethical practices for business preference but to have adequate

I’m responsible for procuring construction permits for a project in a developing country for which Air Products has been contracted. One of the local subcontractors has told me that it’s customary business practice in the area to pay the administrative office representative who issues permits a small, extra fee to expedite processing, and if I don’t, the paperwork will take weeks longer to process and delay our whole timeline. What should I do?.

measures in place to prevent corruption and bribery. Unlike the Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 does not permit facilitation payments, which are sometimes requested to induce public officials in some countries to perform their function, such as issuing permits or licenses. While these payments may have been allowed in some cases in the past, Air Products’ employees and other associated parties are prohibited from paying facilitation payments to any foreign official except in very exceptional cases with prior approval from the Law Group.

Under certain circumstances, Air Products could be found guilty of bribery for actions taken by third parties or “associated parties” acting on our behalf. Associated parties include joint venture partners, agents, distributors, employees of outside service providers, or subcontractors who perform services on our behalf. It is important that employees of Air Products remain alert for any suspicious behavior or events

and report them to the Corporate Risk

Office, the Law Group, or their manager.

As an Air Products employee, you must always be familiar with existing policies for global competition and international trade. You may also be required to submit certifications of ethical conduct, complete related role- or position-based training, or take steps to dispel even the impression of corruption or unfairness. Your manager or supervisor or the Law Group can assist if you’re unclear about any situation. You should never hesitate to ask questions or express concerns on this important legal area.

Before doing business outside of your home country, you need to have a working knowledge of the laws and policies of the countries in which you will be doing business. If you have questions about any International Law matter, please contact the Law Group.

You should consult the Law Group for advice, Regardless of the amount of the fee or the popularity of such exchanges in local business practice, such payments may be interpreted as bribery under some laws. Many of the countries where Air Products does business have anti-bribery and anti-corruption laws, some of which are extra-territorial. That means that the law applies even if the transactions take place outside the borders of the country imposing the law. We must never engage in exchanges that might be considered bribery or corruption, even if refusing might delay our plans or impact our profit.

Reporting

Visit www.airproducts.com/integrityline

for local reporting numbers and instructions

Report online at www.airproducts.com/integrityonline

Exhibit 14

Financial Accounting

and Reporting Accuracy

Honest and accurate financial reporting is basic to our reputation for integrity. Our financial accounting and reporting rules are governed by U.S. law.

Air Products is a global company with operations in more than 40 countries. As such, its financial accounting and reporting is also governed by local statutory requirements. U.S. law, local statutory requirements and Air Products’ policies all require honest and accurate financial reporting.

Honest reporting means a full, fair, accurate, timely, and understandable disclosure in all documents. Air Products files complete financial reports with the U.S. Securities and Exchange Commission and issues financial summaries in other public statements and communications. It is essential that these statements be accurate and honest to allow us to comply with the law and investor expectations.

Accurate reporting also helps us make good decisions for our businesses and operations. So our continued business success demands it too.

Employees should accurately prepare all business records (accounts, invoices, travel and entertainment expense reports, payrolls, reports, and books) and record all financial transactions in a timely manner. Financial transactions should be recorded in accordance with Air Products’ Finance Policies and Standards and local regulations and accounting rules as appropriate.

My boss asked me to play with some numbers so that our results for this quarter would look better, and then fix it next quarter.

She implied that my job would be at risk if I don’t do it. I don’t feel right about it, but I’m scared. What should I do?

Do the right thing—accurate and timely reporting is the law. Implied threats to your employment or attempts to intimidate employees into unethical behavior won’t be tolerated for any reason. You should report the conversation to your manager’s supervisor or call the IntegrityLine.

Exhibit 14

Here are some other requirements:

• Substantiate our ledger entries with detailed documentation

• Avoid any false or intentionally misleading entries, including numbers,

categories, timing, or other details

• Maintain corporate funds and accounts according to our standard practices,

including the timely reconciliation of accounts

• Use accounts and funds only for a purpose that is fully and accurately described in the documentation

Reporting

Visit www.airproducts.com/integrityline for local reporting numbers and instructions

Report online at www.airproducts.com/integrityonline

Board Responsibility

and Waivers

The Board of Directors has adopted the Code of Conduct, and only the Board may approve amendments to the Code. In rare circumstances, the Chief Compliance Officer may determine it is appropriate to waive a portion of the Code of Conduct. Any waiver of the application of the Code that would apply to Executive Officers (as designated by the Board of Directors) of the Company, however, can be made only by the Corporate Governance and Nominating Committee of the Board of Directors. All such waivers shall be promptly disclosed to the shareholders of the Company.

Exhibit 14

Air Products has resources available to report Code of Conduct violations or suspected violations or express concerns. The laws in some countries specify or limit the process, tools, and/or allowable categories for reporting Code of Conduct violations. Please use the resources available as allowed by local law.

A contact list can be found at www.airproducts.com/codeofconduct. Online reporting is available at www.airproducts.com/integrityonline Telephone reporting instructions are detailed at www.airproducts.com/integrityline

For more information, please contact us at:

Corporate Headquarters

Air Products and Chemicals, Inc.

7201 Hamilton Blvd. Allentown, PA 18195-1501

T 610-481-4911

F 610-481-5900

Regional Head Offices

Air Products PLC

Hersham Place Technology Park

Molesey Road

Hersham

Walton-on-Thames

Surrey KT12 4RZ UK

T 44-1932-249200

F 44-1932-249565

Air Products Chemicals Europe B.V. Kanaalweg 15, Box 3193

3502 GD Utrecht

Netherlands

T 31-30-2857100

F 31-30-2857111

Air Products Asia, Inc.

1001, 10/F, Sunning Plaza

10 Hysan Avenue, Causeway Bay

Hong Kong

T 852-2527-1922

F 852-2527-1827

Air Products Asia, Inc.

2 International Business Park

#03-32 The Strategy

Singapore 609930

T 65-6494-2240

F 65-6334-1005

Air Products and Chemicals (China) Investment Co. Ltd.

East Wing, Floor 1

Building #88, Lane 887

Zu Chongzhi Road Zhangjiang Hi-Tech Park Shanghai, 201203

P.R. China

T 86 21 38962000

F 86 21 50805555

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